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                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                                                          Year ended December 31,
                                              ------------------------------------------------
                                                1997      1996      1995      1994      1993
                                              --------  --------  --------  --------  --------
                                                                        (Thousands of dollars)
Income
  Income before income taxes................  $311,337  $298,559  $287,459  $259,110  $225,784
                                              --------  --------  --------  --------  --------
  Fixed charges to be added back to income--
     Interest and debt expense..............   434,055   426,260   455,379   334,084   324,211
     Rentals (one-third of all rent and
       related costs charged to income).....    14,961    15,015    14,905    13,942    14,378
                                              --------  --------  --------  --------  --------
          Total fixed charges...............   449,016   441,275   470,284   348,026   338,589
                                              --------  --------  --------  --------  --------
Income before income taxes and fixed
  charges...................................  $760,353  $739,834  $757,743  $607,136  $564,373
                                              ========  ========  ========  ========  ========
Ratio
  Number of times fixed charges covered by
     income before income taxes and fixed
     charges................................    1.7       1.7       1.6       1.7       1.7
                                                ===       ===       ===       ===       ===

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